Exhibit 10


        AGREEMENT, made and entered into as of the 1st day of May, 1996, between BURLINGTON INDUSTRIES, INC., a Delaware corporation (hereinafter sometimes referred to as the "Corporation"), party of the first part, and George C. Waldrep, Jr. (hereinafter referred to as "Employee"), party of the second part,

                              W I T N E S S E T H :

        WHEREAS, the Corporation and Employee desire to enter into an Employment Agreement effective May 1, 1996;

        NOW, THEREFORE, in consideration of the mutual agreements hereinafter contained, the Corporation and Employee hereby agree as follows:

        l. The Corporation agrees to employ or to cause one or more of its subsidiary companies to employ Employee and Employee agrees to serve the Corporation and such of the Corporation's subsidiary companies as may be designated by the Corporation upon the terms hereinafter set forth.

        2. The employment of Employee hereunder shall commence May 1, 1996 and continue for a period ending April 30, 1998, unless earlier terminated under the provisions of this Agreement.

        3. Employee agrees to serve the Corporation and such of the Corporation's subsidiary companies as may be designated by the Corporation, faithfully and to the best of his ability under the direction of the Board of Directors of the Corporation and of such subsidiary companies, devoting his entire time, energy and skill during regular business hours to such employment, and to perform from time to time such services, advisory or otherwise and act in such office or capacity for the Corporation and for any of its subsidiary companies as said Board of Directors shall request.

        4. The Corporation agrees to pay, or cause one or more of its subsidiary companies to pay, to Employee during the period of the term hereof salary for his services at the rate (the "Annual Rate") of Two Hundred Five Thousand Dollars ($205,000) per annum, payable in equal monthly or other installments in accordance with the general practice of the Corporation.

        5. The Corporation may from time to time pay additional compensation to certain executives when and if authorized by the Board of Directors or the appropriate Committee of the Board of Directors of the Corporation. It is expressly understood that the amount and payment of any additional compensation if made in the case of Employee is entirely in the discretion of the Corporation, and nothing herein shall be construed as a promise or obligation to pay any additional compensation to him whatsoever. If sums are paid to Employee as additional compensation in any year, such payment shall not create an obligation to pay additional compensation to him in any past or succeeding year, and the Corporation and its subsidiary companies shall not be obligated to pay to Employee any additional compensation by reason of the payment of additional compensation to other employees in any year for any reason whatsoever. No payments to Employee of additional compensation, if any, shall reduce or be applied against the salary to be paid to him pursuant to Paragraph 4 hereof.

        6. If, during the term of this Agreement, Employee shall become physically or mentally incapable of fully performing services required of him in accordance with his obligations under Paragraph 3 of this Agreement, and such incapacity is, or may reasonably be expected to exist, for more than two months in the aggregate during any period of twelve consecutive months, as shall be determined by a physician mutually agreed upon by the Corporation and Employee (or Employee's legal representative if Employee is incapable of making such determination), which determination shall be final and conclusive, the Corporation may, upon notice to Employee, terminate this Agreement and his employment hereunder, and upon such termination, Employee shall be entitled to receive and shall be paid compensation for a period of 90 days next following the date of such notice of termination, at the Annual Rate set forth in Paragraph 4 above, and compensation for the next 90 days at one half of the Annual Rate. Employee agrees to accept such payments in full discharge and release of the Corporation, its subsidiaries and their management, of and from any and all further obligations and liabilities to him under Paragraph 4 hereof.

        7. (a) The Corporation may in its sole discretion at any time terminate Employee's employment under this Agreement, whether for cause or without cause.

           (b) In the event of a voluntary termination of employment by Employee for "good reason," an involuntary termination of employment of Employee without cause, or the sale of a subsidiary or a division (a "Business") of the Corporation that employs Employee or in connection with which he is employed, in which he is not offered employment in the Business or with the Corporation (or any of their respective affiliates) following such sale, Employee shall receive as soon as practicable following such termination a lump sum payment in cash equal to the greater of (A) the present value of the salary that would have been payable under Paragraph 4 above during the remainder of the term of this Agreement had Employee not been terminated, or (B) the present value of the amount payable to Employee under the terms of the Corporation's Payroll Severance Policy (Policy Manual Index XI H 3.1) applicable to Employee as in effect on the date hereof (the "Severance Policy"). For purposes of this Paragraph 7, (i) all present value calculations shall be determined using the short term applicable federal rate in effect at the time of computation as determined by the Internal Revenue Service for purposes of Section 1274(d) of the Internal Revenue Code, and (ii) "good reason" shall mean a material breach of this Agreement involving the Corporation's failure to pay compensation due under the terms of this Agreement.

            (c) In the event of an involuntary termination for cause, Employee shall be entitled to payments under the Severance Policy so long as the conduct giving rise to such termination was not, in the Corporation's sole judgment, willful.

           (d) In the event that Employee's employment is terminated by the Corporation or the Employee for any reason other than those set forth in subparagraphs (b) and (c) above, the Corporation shall have no further obligation to Employee hereunder or under the Severance Policy.

            (e) Upon termination of Employee's employment for any reason, Employee's rights under all of the benefit plans of the Corporation, other than the Severance Policy, shall be governed by the terms of such plans and not by the provisions of this Agreement.

           (f)   Notwithstanding   any  other   provisions  of  this  Agreement,
Employee's obligations under Paragraphs 9 and 10 of this Agreement shall survive the termination or expiration of this Agreement.

     8. Any notice to be given by Employee hereunder shall be sent to the Corporation at its offices, 3330 West Friendly Avenue, Greensboro, North Carolina 274l0, and any notice from the Corporation to Employee shall be sent to Employee at the address set forth under his signature below. Either party may change the address to which notices are to be sent by notifying the other in writing of such changes in accordance with the terms hereof.

     9. Employee expressly agrees, as further consideration hereof and as a condition to the performance by the Corporation and its subsidiary companies of their obligations hereunder, that while employed by the Corporation or its subsidiary companies and during a period of six months following termination of his employment, he will not directly or indirectly render advisory services to or become employed by or participate or engage in any business materially competitive with any of the businesses of the Corporation and its subsidiary companies (Employee hereby acknowledging that he has had access in his executive capacity to material information about all of the Corporation's businesses) without the written consent of the Corporation first had and obtained.

    10. Employee agrees that, both during and after his employment hereunder, he will not disclose to any person unless authorized to do so by the Corporation, any of the Corporation's trade secrets or other information which is confidential or secret. Trade secrets or confidential information shall mean information which has not been made available by the Corporation to the public, including but not limited to business plans, product or market development studies, plans or surveys; designs and patterns; inventions, secret processes and developments; any cost data, including labor costs, material costs, and any data that is a factor in costs; price, source or utilization data on raw materials, fibers, machinery, equipment and other manufacturing supplies; technical improvements, designs, procedures and methods developed by the Corporation; any data pertaining to sales volume by location or by product category; customer lists; production methods other than those licensed by outside companies; compensation practices; and profitability, margins, asset values, or other information relating to financial statements.

            Employee acknowledges that the disclosure of the Corporation's trade secrets or confidential information to unauthorized persons would constitute a clear threat to the business of the Corporation, and that the failure of the Employee to abide by the terms of Paragraphs 9 and 10 will entitle the Corporation to exercise any or all remedies available to it in law or equity, including without limitation, an injunction prohibiting a breach of these provisions.

        IN WITNESS WHEREOF, Burlington Industries, Inc. has caused this Agreement to be executed in its corporate name by its corporate officer thereunto duly authorized, and George C. Waldrep, Jr. has hereunto set his hand and seal, as of the day and year first above written.

                                    BURLINGTON INDUSTRIES, INC.



                                    By_________________________
                                       Abraham B. Stenberg
                                       Executive Vice President



                                      _______________________(L.S.)
                                       George C. Waldrep, Jr.
                                       7230 Strawberry Road
                                       Summerfield, NC 27358